Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Declares Quarterly Dividend

TEANECK, N.J., May 2, 2022 (Business Wire) – The Board of Directors of Phibro Animal Health Corporation (Nasdaq:PAHC) today declared a quarterly cash dividend of $0.12 per share on its Class A common stock and Class B common stock, payable on June 22, 2022, to stockholders of record at the close of business on June 1, 2022.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com